EXHIBIT 99.1

Hanmi Posts 9.6% Loan Growth and 4.9% Deposit Growth in 2013; Earns $10.0 Million, or $0.31 per Share, in 4Q13 and $39.9 Million, or $1.26 per Share, in 2013

LOS ANGELES, Jan. 27, 2014 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (Nasdaq:HAFC), the holding company for Hanmi Bank (the "Bank"), today reported that strong loan and deposit growth contributed to profits in 2013. Fourth quarter net income totaled $10.0 million, or $0.31 per diluted share, compared to $10.3 million, or $0.32 per diluted share, in the third quarter this year, and $14.0 million, or $0.44 per diluted share, in the fourth quarter a year ago, which included a $5.5 million gross benefit from the reversal of a deferred tax asset ("DTA") valuation allowance.

For the full year of 2013, net income was $39.9 million, or $1.26 per diluted share, compared to $90.4 million, or $2.87 per diluted share, a year ago, which included the $47.4 million net tax benefit from the DTA valuation allowance reversal. In 2013, pretax income grew 44.1% to $62.0 million from $43.0 million in 2012.

During the fourth quarter and full year of 2013, Hanmi incurred costs associated with reviews of strategic transactions in the amounts of $730,000 ($0.015 per share after tax) and $2.1 million ($0.042 per share after tax), respectively. Excluding the impact of these costs, earnings per share would have been $0.33 for the fourth quarter and $1.30 for the full year of 2013.

"The fourth quarter of 2013 was solidly profitable, highlighted by continued loan growth, with excellent results from our business lending team," said C. G. Kum, President and Chief Executive Officer. "Expanding our capabilities, particularly for commercial and industrial ("C&I") lending and treasury management services, is allowing us to broaden and deepen our relationship with business customers throughout our market, while diversifying our loan portfolio and expanding our ability to generate fee income.

"We are also expanding our franchise into new markets with the pending acquisition of Central Bancorp, Inc. ("CBI"). When approved, Hanmi will become the second largest Korean American Bank in the nation," Kum continued. "With strong earnings accretion and significant strategic benefits, this deal is garnering solid support from our stockholders and other stakeholders. This transaction will add significant momentum for us and position us for future growth."

Fourth Quarter Results
(In thousands, except per share data)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2013	2013	2012

Net income	$ 10,027	$ 10,250	$ 13,979
Net income per diluted common share	$ 0.31	$ 0.32	$ 0.44

Total assets	$ 3,055,539	$ 2,845,137	$ 2,882,520
Loans receivable, net	$ 2,177,498	$ 2,102,621	$ 1,986,051
Total deposits	$ 2,512,325	$ 2,429,707	$ 2,395,963

Return on average assets	1.37%	1.46%	1.94%
Return on average stockholders' equity	9.88%	10.29%	15.02%
Net interest margin	3.98%	4.28%	3.86%
Efficiency ratio	57.29%	52.98%	57.66%

Tangible common equity to tangible assets	13.10%	13.95%	13.09%
Tangible common equity per common share	$ 12.60	$ 12.49	$ 11.97

Financial Highlights (at or for the period ended December 31, 2013, compared to September 30, 2013 or December 31, 2012)

  Assets grew 6.0% during 2013 to $3.06 billion, compared to $2.88 billion a year ago.
  Gross loans increased $74.8 million (3.5%) and $185.5 million (9.1%) over the prior quarter and prior year, respectively.
  Fourth quarter net income was $10.0 million, or $0.31 per diluted share, compared to $10.3 million, or $0.32 per diluted share, in the third quarter of 2013.
  Fourth quarter new loan production totaled $181.9 million, consisting mainly of $119.1 million of commercial real estate loans, $37.9 million of C&I loans, and $23.7 million of SBA loans. Including loans approved, but not funded, loan commitments increased 30.2% to $209.3 million from $160.7 million in the third quarter.
  C&I lending grew 66.3% to $37.9 million in the fourth quarter of 2013, compared to $22.8 million in the preceding quarter. C&I loan commitments increased 75.7% to $63.7 million from $36.3 million in the prior quarter.
  Deposits were up 4.9% year-over-year, including a 13.6% increase in non-interest bearing deposits.
  Gains from SBA loan sales for the fourth quarter were $1.9 million and $8.0 million in the full year.
  A cash dividend of $0.07 per share of common stock, representing a 23% payout ratio for the quarter, was paid on December 23, 2013.

"Despite elevated costs for our strategic review process during the year, we generated strong earnings in both the quarter and the year," said Kum. "Over the past six months, our new management has been reviewing initiatives, both internally and externally, to take Hanmi to the next level. As we enter 2014, we plan to implement initiatives to streamline our operations and to create a cost structure that will further improve our profitability."

Announced Acquisition of Central Bancorp, Inc.

On December 16, 2013, Hanmi announced the signing of a definitive agreement to acquire CBI, parent of Texas-based United Central Bank with $1.6 billion in assets as of September 30, 2013. The acquisition price is $50 million in cash, subject to potential purchase price adjustments. Following the close of the transaction, the combined entity will have approximately $4.3 billion in assets, $2.8 billion in gross loans and $3.8 billion in deposits, and 50 banking offices and 2 loan production offices serving a broad range of communities in California, Texas, Illinois, New York, New Jersey, and Virginia. The transaction is expected to close in the second half of 2014, subject to approval by CBI's stockholders, regulatory approvals and other customary closing conditions.

Results of Operations

Fourth quarter net interest income, before provision for credit losses, was $27.6 million, down 3.1%, from $28.5 million for the third quarter of 2013, and up 4.4% from $26.4 million for the fourth quarter of 2012. Interest and dividend income decreased 2.2% from the preceding quarter and increased 2.6% from the fourth quarter a year ago, while interest expense increased 5.9% from the preceding quarter and fell 10.0% from the year ago quarter. Full year net interest income before provision for credit losses improved 7.7% to $108.8 million, compared to $101.1 million for the full year of 2012.

Net interest margin was 3.98% for the fourth quarter of 2013 and 4.28% for the third quarter of 2013. The decrease in net interest margin mainly reflects the increase in lower yielding assets. In addition, there was no interest reversal of nonaccrual loans in the fourth quarter as opposed to the $490,000 interest reversal in the third quarter. Net interest margin for 2013 was 4.05%, compared to 3.77% in 2012. The increase was due mainly to the elimination of interest payments on trust preferred securities, the decline in the cost of jumbo CDs, and the deployment of low interest-earning cash into higher yielding loans. The following table details the asset yields, liability costs, spread and margin.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012

Interest-earning assets	4.46%	4.75%	4.40%	4.56%	4.47%
Interest-bearing liabilities	0.78%	0.77%	0.83%	0.80%	1.07%
Net interest spread	3.68%	3.98%	3.57%	3.76%	3.40%
Net interest margin	3.98%	4.28%	3.86%	4.05%	3.77%

Credit quality remains strong, with delinquencies and net charge-offs continuing to abate. Net charge-offs in the fourth quarter of 2013 were $166,000, compared to $2.2 million in the preceding quarter and $3.2 million in the fourth quarter of 2012. The allowance for loan losses totaled $57.6 million, which is a coverage ratio of 2.58% of gross loans and 222.42% of non-performing loans ("NPLs") as of December 31, 2013, compared to 3.09% of gross loans and 169.81% of NPLs as of December 31, 2012.

In 2013, net interest income after provision for credit losses increased 14.5% to $108.8 million, compared to $95.1 million, which included a $6.0 million provision for credit losses in 2012. Due to steadily improving credit quality, no provision for credit losses was recorded in 2013.

Non-interest income was $7.6 million in the fourth quarter of 2013, compared to $7.3 million in the preceding quarter and $7.5 million in the year ago quarter. In the fourth quarter of 2013, we recognized $1.9 million gains from selling $25.1 million of the guaranteed portion of SBA loans, compared to $994 thousand gains from selling $15.5 million in the preceding quarter. "Demand for SBA loans in the secondary market is robust, sustaining premiums and generating strong contribution to revenues," said Bonnie Lee, Senior Executive Vice President and Chief Operations Officer. In 2013, non-interest income increased 26.6% to $31.4 million from $24.8 million for the like period a year ago, reflecting a significant reduction in losses from selling NPLs, partially offset by lower gains from sales of SBA loans and investment securities.

Non-interest expense increased 6.2% to $20.2 million in the fourth quarter of 2013, compared to $19.0 million in the third quarter of 2013, and was up 3.1% from $19.5 million in the fourth quarter a year ago. For 2013, non-interest expense increased 1.8% to $78.2 million, compared to $76.9 million for 2012. Professional fees increased in both the fourth quarter and full year of 2013, mainly reflecting additional professional services required for several strategic transactions pursued during the year.

"While operating costs were elevated due to our strategic reviews in the past two years, we are committed to optimizing operations and improving efficiencies throughout the company this year," said Kum. The efficiency ratio was 57.29% in the fourth quarter of 2013, compared to 57.66% in the fourth quarter a year ago. In 2013, efficiency ratio was 55.80% compared to 61.07% in 2012. Excluding the strategic review costs, efficiency ratio would have been meaningfully lower in both the fourth quarters and full year periods in 2013 and 2012.

Hanmi recorded a provision for income taxes of $5.0 million in the fourth quarter of 2013, representing an effective tax rate of 33.3%, and 35.6% for the year. The decrease in the annualized tax rate relative to the prior quarter of 36.4% was due mainly to additional tax benefits of the California EZ net interest deduction.

Balance Sheet

Assets increased 7.4% to $3.06 billion at December 31, 2013, up from $2.85 billion three months earlier and grew 6.0% from $2.88 billion a year ago. Cash and cash equivalents were $179.4 million, down 7.5% from the third quarter of 2013 and 33.1% from a year ago.

The investment portfolio was $530.9 million as of December 31, 2013, representing a 38.6% increase from the prior quarter. "To better deploy excess liquidity and to lock in attractive market prices and yields, we purchased mostly short-duration GSE amortizing securities, which will offset the interest expense associated with our deposits. In addition, as part of our short-term funding and profitability management plan, we borrowed funds from the Federal Home Loan Bank at an overnight fed funds rate prior to the year end, and plan to pay down these balances in the near future," said Mark Yoon, Executive Vice President and Chief Financial Officer.

"The new lending team we brought on board in the third quarter are generating strong loan growth across the portfolio, and particularly in C&I loans. The diversification of our portfolio continues to improve," said Kum. Loans receivable, excluding loans held for sale, increased 3.6% in the quarter and 9.6% year-over-year to $2.18 billion at December 31, 2013, from $2.10 billion at September 30, 2013, and $1.99 billion a year ago. There were no loans held for sale at December 31, 2013, compared to $5.2 million at September 30, 2013 and $8.3 million at December 31, 2012. Average gross loans, net of deferred loan fees, increased to $2.20 billion for the fourth quarter of 2013, up from $2.19 billion for the preceding quarter and $2.03 billion for the fourth quarter a year ago.

Average deposits were $2.47 billion during the fourth quarter, up from $2.37 billion for the preceding quarter and $2.39 billion for the fourth quarter of 2012. The overall mix of funding continued to improve with core deposits increasing. The deposit mix is detailed in the table below.

	December 31,	September 30,	December 31,
	2013	2013	2012

Demand-noninterest-bearing	32.5%	32.0%	30.1%
Savings	4.6%	4.7%	4.8%
Money market checking and NOW accounts	22.9%	22.2%	24.0%
Time deposits of $100,000 or more	20.2%	20.3%	25.7%
Other time deposits	19.8%	20.8%	15.4%
Total deposits	100.0%	100.0%	100.0%

At December 31, 2013, stockholders' equity was $401.2 million.  Tangible common stockholders' equity was $400.1 million, or 13.10% of tangible assets, compared to $377.0 million, or 13.09% of tangible assets, a year ago. Tangible book value per share was $12.60, compared to $12.49 three months earlier and $11.97 at December 31, 2012.  Hanmi paid a cash dividend of $0.07 per share, representing an aggregate dividend of $2.2 million, on December 23, 2013.  In addition, volatility in interest rates and the resulting impact on the value of the securities portfolio reduced the accumulated other comprehensive income component of stockholders' equity.

Asset Quality

NPLs were down 30.6% to $25.9 million at the end of the year, compared to $37.3 million at the end of 2012, reflecting the continuing improvement in the economy and active management of delinquent accounts. Troubled debt restructurings ("TDRs") totaled $30.0 million at December 31, 2013, and $35.7 million at December 31, 2012.  Of these TDRs, $10.5 million were included in NPLs at December 31, 2013, compared to $18.8 million in 2012. The following table shows NPLs in each category:

	December 31, 2013		September 30, 2013		December 31, 2012
		% of Total		% of Total		% of Total
	Amount	NPLs	Amount	NPLs	Amount	NPLs
			(In thousands)
Real estate loans:
Commercial property
Retail	$ 2,946	11.4%	$ 768	3.4%	$ 1,079	2.9%
Land	--	0.0%	--	0.0%	2,097	5.6%
Other	574	2.2%	--	0.0%	--	0.0%
Residential property	1,365	5.3%	1,659	7.3%	1,270	3.4%
Commercial & industrial loans:
Commercial term loans
Unsecured	3,144	12.1%	2,490	10.9%	8,311	22.3%
Secured by real estate	6,773	26.2%	5,591	24.5%	8,679	23.3%
Commercial lines of credit	423	1.6%	830	3.6%	1,521	4.1%
SBA	9,155	35.4%	9,959	43.7%	12,563	33.7%
Consumer loans	1,497	5.8%	1,479	6.5%	1,759	4.7%
Total non-performing loans	$ 25,877	100.0%	$ 22,776	100.0%	$ 37,279	100.0%

Compared to a year ago, asset quality improved in all major aspects. There were no sales of problem loans in the fourth quarter of 2013, and losses associated with our loan sales strategy were just $557,000 in 2013, compared to $9.5 million in 2012. Classified loans were $80.3 million, or 3.6% of gross loans, at December 31, 2013, down from $83.7 million, or 3.9%, at September 30, 2013, and from $100.4 million, or 4.9%, a year ago.

Conference Call

Management will host a conference call today, January 27, 2014, at 9:30 a.m. Pacific Time (12:30 p.m. ET) to discuss these results.  This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-480-629-9645 before 9:30 a.m. Pacific Time, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi's website at www.hanmi.com.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and loan production offices in Texas and Washington State.  Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader.  Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize stockholder value.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, including our acquisition of Central Bancorp, Inc., and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial, which is restricted by certain factors, including Hanmi Bank's retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; ability of the parties to obtain required regulatory approvals and satisfy other closing conditions with respect to our acquisition of Central Bancorp, Inc.; adequacy of our allowance for loan losses; credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission ("SEC"), including, in Item 1A of our Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q, and current and periodic reports that we will file with the SEC hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	December 31,	September 30,	Percentage	December 31,	Percentage
	2013	2013	Change	2012	Change
Assets
Cash and cash equivalents	$ 179,357	$ 193,854	-7.5%	$ 268,047	-33.1%
Restricted cash	--	--	0.0%	5,350	-100.0%
Securities available for sale, at fair value	530,926	383,057	38.6%	451,060	17.7%
Loans held for sale, at the lower of cost or fair value	--	5,228	-100.0%	8,306	-100.0%
Loans receivable, net of allowance for loan losses	2,177,498	2,102,621	3.6%	1,986,051	9.6%
Accrued interest receivable	7,055	6,957	1.4%	7,581	-6.9%
Premises and equipment, net	14,221	14,205	0.1%	15,150	-6.1%
Other real estate owned, net	756	290	160.7%	774	-2.3%
Customers' liability on acceptances	2,018	1,535	31.5%	1,336	51.0%
Servicing assets	6,833	6,385	7.0%	5,542	23.3%
Other intangible assets, net	1,171	1,212	-3.4%	1,335	-12.3%
Investment in federal home loan bank stock, at cost	14,060	14,060	0.0%	17,800	-21.0%
Investment in federal reserve bank stock, at cost	11,196	13,200	-15.2%	12,222	-8.4%
Income tax asset	63,536	61,747	2.9%	60,028	5.8%
Bank-owned life insurance	29,699	29,468	0.8%	29,054	2.2%
Prepaid expenses	1,415	1,986	-28.8%	2,084	-32.1%
Other assets	15,798	9,332	69.3%	10,800	46.3%
Total assets	$ 3,055,539	$ 2,845,137	7.4%	$ 2,882,520	6.0%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$ 819,015	$ 778,345	5.2%	$ 720,931	13.6%
Interest-bearing	1,693,310	1,651,362	2.5%	1,675,032	1.1%
Total deposits	2,512,325	2,429,707	3.4%	2,395,963	4.9%
Accrued interest payable	3,366	2,705	24.4%	11,775	-71.4%
Bank's liability on acceptances	2,018	1,535	31.5%	1,336	51.0%
Federal home loan bank advances	127,546	2,645	4722.2%	2,935	4245.7%
Junior subordinated debentures	--	--	0.0%	82,406	-100.0%
Accrued expenses and other liabilities	9,047	10,589	-14.6%	9,741	-7.1%
Total liabilities	2,654,302	2,447,181	8.5%	2,504,156	6.0%

Stockholders' equity:
Common stock	257	257	0.0%	257	0.0%
Additional paid-in capital	552,270	551,881	0.1%	550,066	0.4%
Accumulated other comprehensive income	(9,380)	(4,469)	109.9%	5,418	-273.1%
Accumulated deficit	(72,052)	(79,855)	-9.8%	(107,519)	-33.0%
Less treasury stock	(69,858)	(69,858)	0.0%	(69,858)	0.0%
Total stockholders' equity	401,237	397,956	0.8%	378,364	6.0%
Total liabilities and stockholders' equity	$ 3,055,539	$ 2,845,137	7.4%	$ 2,882,520	6.0%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	Percentage	December 31,	Percentage
	2013	2013	Change	2012	Change
Interest and Dividend Income:
Interest and fees on loans	$ 28,256	$ 29,098	-2.9%	$ 27,418	3.1%
Taxable interest on investment securities	2,178	2,040	6.8%	2,138	1.9%
Tax-exempt interest on investment securities	46	69	-33.3%	95	-51.6%
Interest on term federal funds sold	--	--	0.0%	22	-100.0%
Interest on federal funds sold	--	--	0.0%	7	-100.0%
Interest on interest-bearing deposits in other banks	69	28	146.4%	153	-54.9%
Dividends on federal reserve bank stock	177	198	-10.6%	179	-1.1%
Dividends on federal home loan bank stock	201	194	3.6%	127	58.3%
Total interest and dividend income	30,927	31,627	-2.2%	30,139	2.6%
Interest Expense:
Interest on deposits	3,302	3,117	5.9%	3,366	-1.9%
Interest on federal home loan bank advances	36	36	0.0%	39	-7.7%
Interest on junior subordinated debentures	--	--	0.0%	303	-100.0%
Total interest expense	3,338	3,153	5.9%	3,708	-10.0%
Net interest income before provision for credit losses	27,589	28,474	-3.1%	26,431	4.4%
Provision for credit losses	--	--	0.0%	--	0.0%
Net interest income after provision for credit losses	27,589	28,474	-3.1%	26,431	4.4%
Non-Interest Income:
Service charges on deposit accounts	2,645	2,730	-3.1%	3,191	-17.1%
Insurance commissions	1,343	1,273	5.5%	1,235	8.7%
Trade finance & other service charges and fees	1,073	1,078	-0.5%	1,235	-13.1%
Bank-owned life insurance income	232	230	0.9%	238	-2.5%
Gain on sales of SBA loans guaranteed portion	1,936	994	94.8%	2,678	-27.7%
Net loss on sales of other loans	--	--	0.0%	(1,247)	-100.0%
Net gain on sales of investment securities	116	611	-81.0%	4	2800.0%
Other operating income	239	410	-41.7%	136	75.7%
Total non-interest income	7,584	7,326	3.5%	7,470	1.5%
Non-Interest Expense:
Salaries and employee benefits	9,936	9,926	0.1%	9,224	7.7%
Occupancy and equipment	2,564	2,634	-2.7%	2,585	-0.8%
Deposit insurance premiums and regulatory assessments	376	308	22.1%	1,249	-69.9%
Data processing	1,157	1,158	-0.1%	1,179	-1.9%
Other real estate owned expense	(12)	(59)	-79.7%	(33)	-63.6%
Professional fees	1,975	907	117.8%	1,744	13.2%
Directors and officers liability insurance	221	219	0.9%	298	-25.8%
Supplies and communications	600	562	6.8%	567	5.8%
Advertising and promotion	1,264	1,140	10.9%	1,243	1.7%
Loan-related expense	68	91	-25.3%	75	-9.3%
Amortization of other intangible assets	41	41	0.0%	41	0.0%
Other operating expenses	1,960	2,039	-3.9%	1,376	42.4%
Total non-interest expense	20,150	18,966	6.2%	19,548	3.1%
Income before provision for income taxes	15,023	16,834	-10.8%	14,353	4.7%
Provision for income taxes	4,996	6,584	-24.1%	374	1235.8%
Net income	$ 10,027	$ 10,250	-2.2%	$ 13,979	-28.3%

Earnings per share:
Basic	$ 0.32	$ 0.32		$ 0.44
Diluted	$ 0.31	$ 0.32		$ 0.44
Weighted-average shares outstanding:
Basic	31,643,463	31,621,049		31,479,921
Diluted	31,864,845	31,733,004		31,549,580
Common shares outstanding	31,756,550	31,754,115		31,496,540

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Operations, Continued (Unaudited)
(In thousands, except share and per share data)

	Year Ended
	December 31,	December 31,	Percentage
	2013	2012	Change
Interest and Dividend Income:
Interest and fees on loans	$ 111,992	$ 108,982	2.8%
Taxable interest on investment securities	8,434	8,418	0.2%
Tax-exempt interest on investment securities	283	394	-28.2%
Interest on term federal funds sold	--	706	-100.0%
Interest on federal funds sold	6	60	-90.0%
Interest on interest-bearing deposits in other banks	209	422	-50.5%
Dividends on federal reserve bank stock	754	609	23.8%
Dividends on federal home loan bank stock	650	209	211.0%
Total Interest and Dividend Income	122,328	119,800	2.1%
Interest Expense:
Interest on deposits	12,678	15,877	-20.1%
Interest on federal home loan bank advances	151	165	-8.5%
Interest on junior subordinated debentures	678	2,703	-74.9%
Total interest expense	13,507	18,745	-27.9%
Net interest income before provision for credit losses	108,821	101,055	7.7%
Provision for credit losses	--	6,000	-100.0%
Net interest income after provision for credit losses	108,821	95,055	14.5%
Non-Interest Income:
Service charges on deposit accounts	11,307	12,146	-6.9%
Insurance commissions	5,247	4,857	8.0%
Trade finance & other service charges and fees	4,475	4,615	-3.0%
Bank-owned life insurance income	1,171	1,110	5.5%
Gain on sales of SBA loans guaranteed portion	8,000	9,923	-19.4%
Net loss on sales of other loans	(557)	(9,481)	-94.1%
Net gain on sales of investment securities	1,039	1,396	-25.6%
Other-than-temporary impairment loss on investment securities	--	(292)	-100.0%
Other operating income	735	538	36.6%
Total non-interest income	31,417	24,812	26.6%
Non-Interest Expense:
Salaries and employee benefits	38,628	36,931	4.6%
Occupancy and equipment	10,309	10,424	-1.1%
Deposit insurance premiums and regulatory assessments	1,435	4,431	-67.6%
Data processing	4,627	4,941	-6.4%
Other real estate owned expense	(59)	344	-117.2%
Professional fees	7,403	4,694	57.7%
Directors and officers liability insurance	879	1,186	-25.9%
Supplies and communications	2,287	2,370	-3.5%
Advertising and promotion	4,081	3,876	5.3%
Loan-related expense	396	527	-24.9%
Amortization of other intangible assets	164	198	-17.2%
Other operating expenses	8,097	6,939	16.7%
Total non-interest expense	78,247	76,861	1.8%
Income before provision for income taxes	61,991	43,006	44.1%
Provision (benefit) for income taxes	22,085	(47,368)	-146.6%
Net income	$ 39,906	$ 90,374	-55.8%

Earnings per share:
Basic	$ 1.26	$ 2.87
Diluted	$ 1.26	$ 2.87
Weighted-average shares outstanding:
Basic	31,598,913	31,475,510
Diluted	31,696,520	31,515,582
Common shares outstanding	31,756,550	31,496,540

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data (Unaudited)
(In thousands)

	As of or for the Three Months Ended			As of or for the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Average balances:
Average gross loans, net of deferred loan fees (1)	$ 2,198,654	$ 2,186,884	$ 2,026,122	$ 2,156,626	$ 1,993,367
Average investment securities	447,272	414,019	452,491	446,563	443,910
Average interest-earning assets	2,755,182	2,644,844	2,731,473	2,687,799	2,686,425
Average total assets	2,901,097	2,789,741	2,872,897	2,828,641	2,792,352
Average deposits	2,474,262	2,374,847	2,388,725	2,391,248	2,349,082
Average borrowings	8,606	5,587	85,390	27,815	85,760
Average interest-bearing liabilities	1,693,689	1,630,637	1,767,640	1,678,618	1,758,135
Average stockholders' equity	402,738	395,274	370,307	393,734	328,016
Average tangible equity	401,540	394,035	368,945	392,475	326,589

Performance ratios:
Return on average assets (2)	1.37%	1.46%	1.94%	1.41%	3.24%
Return on average stockholders' equity (2)	9.88%	10.29%	15.02%	10.14%	27.55%
Return on average tangible equity (2)	9.91%	10.32%	15.07%	10.17%	27.67%
Efficiency ratio	57.29%	52.98%	57.66%	55.80%	61.07%
Net interest spread (2), (3)	3.68%	3.98%	3.57%	3.76%	3.40%
Net interest margin (2), (3)	3.98%	4.28%	3.86%	4.05%	3.77%

Allowance for loan losses:
Balance at beginning of period	$ 57,639	$ 59,876	$ 66,107	$ 63,305	$ 89,936
Provision charged to operating expense	82	(10)	407	576	7,157
Charge-offs, net of recoveries	(166)	(2,227)	(3,209)	(6,326)	(33,788)
Balance at end of period	$ 57,555	$ 57,639	$ 63,305	$ 57,555	$ 63,305

Asset quality ratios:
Net loan charge-offs to average gross loans (2)	0.03%	0.41%	0.63%	0.29%	1.70%
Allowance for loan losses to gross loans	2.58%	2.67%	3.09%	2.58%	3.09%
Allowance for loan losses to non-performing loans	222.42%	253.07%	169.81%	222.42%	169.81%
Non-performing assets to total assets	0.87%	0.81%	1.32%	0.87%	1.32%
Non-performing loans to gross loans	1.16%	1.05%	1.82%	1.16%	1.82%
Non-performing assets to allowance for loan losses	46.27%	40.02%	60.11%	46.27%	60.11%

Allowance for off-balance sheet items:
Balance at beginning of period	$ 1,330	$ 1,320	$ 2,231	$ 1,824	$ 2,981
Provision charged to operating expense	(82)	10	(407)	(576)	(1,157)
Balance at end of period	$ 1,248	$ 1,330	$ 1,824	$ 1,248	$ 1,824

Non-performing assets:
Non-accrual loans	$ 25,877	$ 22,776	$ 37,279
Loans 90 days or more past due and still accruing	--	--	--
Non-performing loans	25,877	22,776	37,279
Other real estate owned, net	756	290	774
Non-performing assets	26,633	23,066	38,053
Non-performing loans in loans held for sale	--	--	484
Non-performing assets (including loans held for sale)	$ 26,633	$ 23,066	$ 38,537

Delinquent loans (30 to 89 days past due and still accruing)	$ 4,068	$ 6,756	$ 2,371

Delinquent loans to gross loans	0.18%	0.31%	0.12%

(1) Included loans held for sale
(2) Annualized
(3) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data, Continued (Unaudited)
(In thousands)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2013	2013	2012
Loan portfolio:
Real estate loans	$ 933,398	$ 887,576	$ 787,094
Residential loans	79,078	82,519	101,778
Commercial and industrial loans	1,189,108	1,155,111	1,123,012
Consumer loans	32,505	34,065	36,676
Gross loans	2,234,089	2,159,271	2,048,560
Deferred loan fees	964	989	796
Gross loans, net of deferred loan fees	2,235,053	2,160,260	2,049,356
Allowance for loan losses	(57,555)	(57,639)	(63,305)
Loans receivable, net	2,177,498	2,102,621	1,986,051
Loans held for sale, at the lower of cost or fair value	--	5,228	8,306
Total loans receivable, net	$ 2,177,498	$ 2,107,849	$ 1,994,357

Loan mix:
Real estate loans	41.8%	41.1%	38.4%
Residential loans	3.5%	3.8%	5.0%
Commercial and industrial loans	53.2%	53.5%	54.8%
Consumer loans	1.5%	1.6%	1.8%
Total loans	100.0%	100.0%	100.0%

Deposit portfolio:
Demand-noninterest-bearing	$ 819,015	$ 778,345	$ 720,931
Savings	115,371	113,892	114,302
Money market checking and NOW accounts	574,334	539,130	575,744
Time deposits of $100,000 or more	506,946	493,532	616,187
Other time deposits	496,659	504,808	368,799
Total deposits	$ 2,512,325	$ 2,429,707	$ 2,395,963

Deposit mix:
Demand-noninterest-bearing	32.5%	32.0%	30.1%
Savings	4.6%	4.7%	4.8%
Money market checking and NOW accounts	22.9%	22.2%	24.0%
Time deposits of $100,000 or more	20.2%	20.3%	25.7%
Other time deposits	19.8%	20.8%	15.4%
Total deposits	100.0%	100.0%	100.0%

Capital ratios:
Hanmi Financial
Total risk-based capital ratio	17.53%	17.72%	20.65%
Tier 1 risk-based capital ratio	16.26%	16.45%	19.37%
Tier 1 leverage capital ratio	13.66%	13.68%	14.95%
Tangible equity to tangible assets ratio	13.10%	13.95%	13.09%
Hanmi Bank
Total risk-based capital ratio	16.84%	17.02%	19.85%
Tier 1 risk-based capital ratio	15.58%	15.75%	18.58%
Tier 1 leverage capital ratio	13.09%	13.10%	14.33%
Tangible equity to tangible assets ratio	12.58%	13.38%	15.29%

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned and Average Rate Paid (Unaudited)
(In thousands)

	Three Months Ended
	December 31, 2013			September 30, 2013			December 31, 2012
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Gross loans, net of deferred loan fees	$ 2,198,654	$ 28,256	5.10%	$ 2,186,884	$ 29,098	5.28%	$ 2,026,122	$ 27,418	5.38%
Municipal securities-taxable	34,214	357	4.17%	43,259	442	4.09%	46,203	456	3.95%
Municipal securities-tax exempt	7,035	71	4.02%	10,088	106	4.21%	12,731	146	4.59%
Obligations of other U.S. government agencies	87,079	424	1.95%	94,350	455	1.93%	82,995	387	1.87%
Other debt securities	292,860	1,397	1.91%	238,264	1,143	1.92%	279,591	1,295	1.85%
Equity securities	26,084	378	5.80%	28,058	392	5.59%	30,971	306	3.95%
Federal funds sold	--	--	0.00%	--	--	0.00%	7,127	7	0.39%
Term federal funds sold	--	--	0.00%	--	--	0.00%	6,685	22	1.31%
Interest-bearing deposits in other banks	109,256	69	0.25%	43,941	28	0.25%	239,048	153	0.25%
Total interest-earning assets	2,755,182	30,952	4.46%	2,644,844	31,664	4.75%	2,731,473	30,190	4.40%

Noninterest-earning assets:
Cash and cash equivalents	71,768			66,808			73,567
Allowance for loan losses	(57,884)			(58,991)			(65,228)
Other assets	132,031			137,080			133,085
Total noninterest-earning assets	145,915			144,897			141,424

Total assets	$ 2,901,097			$ 2,789,741			$ 2,872,897

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Savings	$ 114,939	$ 435	1.50%	$ 115,058	$ 454	1.57%	$ 112,566	$ 477	1.69%
Money market checking and NOW accounts	565,993	733	0.51%	546,413	691	0.50%	583,259	772	0.53%
Time deposits of $100,000 or more	503,822	920	0.72%	522,664	942	0.72%	623,780	1,312	0.84%
Other time deposits	500,329	1,214	0.96%	440,915	1,030	0.93%	362,645	805	0.88%
FHLB advances	8,575	36	1.67%	5,587	36	2.56%	2,984	39	5.20%
Other borrowings	31	--	0.00%	--	--	0.00%	--	--	0.00%
Junior subordinated debentures	--	--	0.00%	--	--	0.00%	82,406	303	1.46%
Total interest-bearing liabilities	1,693,689	3,338	0.78%	1,630,637	3,153	0.77%	1,767,640	3,708	0.83%

Noninterest-bearing liabilities:
Demand deposits	789,179			749,797			706,475
Other liabilities	15,491			14,033			28,475
Total noninterest-bearing liabilities	804,670			763,830			734,950

Total liabilities	2,498,359			2,394,467			2,502,590
Stockholders' equity	402,738			395,274			370,307

Total liabilities and stockholders' equity	$ 2,901,097			$ 2,789,741			$ 2,872,897

Net interest income		$ 27,614			$ 28,511			$ 26,482

Cost of deposits			0.53%			0.52%			0.56%
Net interest spread			3.68%			3.98%			3.57%
Net interest margin			3.98%			4.28%			3.86%

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned and Average Rate Paid, Continued (Unaudited)
(In thousands)

	Year Ended
	December 31, 2013			December 31, 2012
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Gross loans, net of deferred loan fees	$ 2,156,626	$ 111,992	5.19%	$ 1,993,367	$ 108,982	5.47%
Municipal securities-taxable	42,387	1,707	4.03%	45,213	1,796	3.97%
Municipal securities-tax exempt	10,141	435	4.29%	12,902	606	4.70%
Obligations of other U.S. government agencies	90,956	1,733	1.91%	77,053	1,372	1.78%
Other debt securities	274,789	4,994	1.82%	277,386	5,250	1.89%
Equity securities	28,290	1,404	4.96%	31,356	818	2.61%
Federal funds sold	1,555	6	0.39%	14,178	60	0.42%
Term federal funds sold	--	--	0.00%	70,478	706	1.00%
Interest-bearing deposits in other banks	83,055	209	0.25%	164,492	422	0.26%
Total interest-earning assets	2,687,799	122,480	4.56%	2,686,425	120,012	4.47%

Noninterest-earning assets:
Cash and cash equivalents	67,859			71,123
Allowance for loan losses	(60,119)			(75,914)
Other assets	133,102			110,718
Total noninterest-earning assets	140,842			105,927

Total assets	$ 2,828,641			$ 2,792,352

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Savings	$ 114,968	$ 1,812	1.58%	$ 110,349	$ 2,152	1.95%
Money market checking and NOW accounts	567,860	2,912	0.51%	529,976	3,085	0.58%
Time deposits of $100,000 or more	546,588	4,094	0.75%	681,173	7,290	1.07%
Other time deposits	421,387	3,860	0.92%	350,877	3,350	0.95%
FHLB advances	6,573	151	2.30%	3,354	165	4.92%
Other borrowings	8	--	0.00%	--	--	0.00%
Junior subordinated debentures	21,234	678	3.19%	82,406	2,703	3.28%
Total interest-bearing liabilities	1,678,618	13,507	0.80%	1,758,135	18,745	1.07%

Noninterest-bearing liabilities:
Demand deposits	740,445			676,707
Other liabilities	15,844			29,494
Total noninterest-bearing liabilities	756,289			706,201

Total liabilities	2,434,907			2,464,336
Stockholders' equity	393,734			328,016

Total liabilities and stockholders' equity	$ 2,828,641			$ 2,792,352

Net interest income		$ 108,973			$ 101,267

Cost of deposits			0.53%			0.68%
Net interest spread			3.76%			3.40%
Net interest margin			4.05%			3.77%

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles ("GAAP"). This non-GAAP measure is used by management in the analysis of Hanmi Financial's capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from total stockholders' equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from total stockholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi Financial. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share and per share data)

	December 31,	September 30,	December 31,
Hanmi Financial Corporation	2013	2013	2012
Total assets	$ 3,055,539	$ 2,845,137	$ 2,882,520
Less other intangible assets	(1,171)	(1,212)	(1,335)
Tangible assets	$ 3,054,368	$ 2,843,925	$ 2,881,185
Total stockholders' equity	$ 401,237	$ 397,956	$ 378,364
Less other intangible assets	(1,171)	(1,212)	(1,335)
Tangible stockholders' equity	$ 400,066	$ 396,744	$ 377,029

Total stockholders' equity to total assets	13.13%	13.99%	13.13%
Tangible common equity to tangible assets	13.10%	13.95%	13.09%

Common shares outstanding	31,756,550	31,754,115	31,496,540
Tangible common equity per common share	$ 12.60	$ 12.49	$ 11.97
CONTACT: Hanmi Financial Corporation
         Mark Yoon, CFA CPA CVA
         EVP & Chief Financial Officer
         213-427-5636

         Investor Relations
         The Cereghino Group
         Becky Reid
         206-388-5788
         www.stockvalues.com